Exhibit 99.1

FOR IMMEDIATE RELEASE

CORPORATE CONTACTS:	MEDIA/MARKETING CONTACT:
Robert Hamilton, CFO	Kavita Pandey, Neale-May & Partners
954-360-9022	212-213-5400 x212
rhamilton@eDiets.com	kpandey@nealemay.com

Alison Tanner, CFA, Chief Strategist 954-360-9022 alison@eDiets.com

eDiets Doubles 2002 Profits, Expands Diet and Fitness Offerings

EBITDA reaches $2.9 million on revenues of $29.6 million

Deerfield Beach, Fla., February 13, 2003—eDiets.com, Inc. (OTC BB: EDET) (“eDiets”), a leading provider of online subscription-based weight-loss and fitness programs, today announced that earnings before interest, taxes, depreciation and amortization (EBITDA), net income and earnings per share for fiscal 2002 nearly doubled, while revenue increased 21.6% over fiscal 2001. The results mark the Company’s second consecutive profitable year. eDiets attributes its success to the increasing number of consumers who are embracing online options for managing their weight, fitness and overall health.

EBITDA for the fiscal year ended December 31, 2002 increased 99% to $2.9 million, or 9.7% of revenues, compared to $1.4 million, or 5.9% of revenues, for 2001. Net income for 2002 increased 105% to $1.6 million, or $0.09 per diluted share, compared to net income of $794,000, or $0.05 per diluted share, for the prior year. Revenue totaled $29.6 million in fiscal 2002 compared to $24.4 million in 2001. In addition, the Company’s deferred subscription revenue balance grew $0.9 million to $3.1 million at the end of fiscal 2002, compared to $2.2 million as of December 31, 2001.

For the fiscal fourth quarter of 2002, eDiets reported revenues of $7.3 million, a 2.6% decrease compared to revenues of $7.5 million for the fourth quarter of 2001. Revenues declined primarily as a result of a lower average base of members compared to the prior year period. EBITDA totaled $195,000, a decline of 81.5% compared to EBITDA of $1.1 million in the fourth quarter of 2001, while net income totaled $136,000, or $0.01 per diluted share, a decline of 82.3% compared to net income of $764,000, or $0.05 per diluted share in the prior year period. EBITDA and net income declined in the fourth quarter of 2002 compared to the fourth quarter of 2001 primarily due to higher online media costs and significant investments in new marketing programs in the most recent quarter.

“We had another year of strong financial results in 2002, although growing our base of members using traditional online advertising proved challenging. Despite this challenge, we continued to support our vision to be the global online destination for diet, fitness and motivation, with significant investments to develop new offerings and new marketing channels,” said David

Humble, CEO and founder of eDiets. “The fruits of some of these investments are now coming to market, with more scheduled to come later in the year. We have entered 2003 with a strong framework for continued growth and profitability.”

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eDiets’ balance sheet and cash flow continued to strengthen during fiscal 2002. Cash flow from operations for fiscal 2002 totaled $2.7 million, an increase of 26.5% compared to cash flow from operations of $2.1 million for fiscal 2001. Cash balances including restricted cash, net of debt, reached $2.4 million as of December 31, 2002 compared to $0.1 million at the end of fiscal 2001.

2002 and early 2003 Highlights

■	Subscription revenue per member increased at a double-digit rate, while the cost of a subscription per month remained lower than the cost of a membership per week for many leading classroom-based weight-loss programs.
■	eFitness.com, the Company’s new fitness site geared primarily towards men, went live in late 2002. Subscribers to eFitness’ weekly e-newsletters, which are a significant source of new members, now total more than 200,000.
■	eDiets’ group sales division was established in late 2002 in order to market diet and fitness programs to corporations, to brokers and to diet, health and fitness professionals and associations.
■	Approximately one dozen new weight management offerings and options were developed, including plans for consumers suffering from medical conditions including Type II diabetes, high cholesterol and heart disease. New options for pre-packaged and “fast food” meals were also added.
■	eDiets’ online support features increased significantly. eDiets’ expert team of registered dietitians, certified fitness trainers, psychologists and medical doctors increased by more than 10%, the number of weekly live online classes led by eDiets’ experts increased by more than 30% and the number of topical bulletin boards also increased more than 30%, to over 100.

About eDiets

eDiets is the leading online provider of subscription-based, comprehensive weight-loss, fitness and motivational programs tailored specifically to individual dietary requirements, capabilities and lifestyles. Its Web site www.eDiets.com is one of most visited Web sites for health, fitness and nutrition today, according to Nielsen//Netratings. eDiets provides 24/7 access via the Web to personalized diet programs, plus dozens of doctors, nutritionists, fitness experts and over 100 online support communities. The site offers customized diets based on the USDA food pyramid, plus specific nutrition plans for individuals with high-cholesterol, diabetes and other medical issues.

eDiets is a publicly traded company (OTC BB: EDET) directed by a strong management team comprising licensed dieticians and psychologists, an experienced technical staff and a seasoned corporate organization. The Company’s Web site is http://www.eDiets.com.

Statements in the release, which are not historical in nature, are forward—looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, changes in general economic and business conditions, changes in product acceptance by consumers, effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, and inability to obtain sufficient financing. For additional information regarding these and other risks and uncertainties associated with eDiets.com business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

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eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
INCOME STATEMENT DATA:
Revenues	$7,316	$7,511	$29,628	$24,371
Cost and expenses:
Cost of revenue	927	758	3,055	2,138
Product development	351	366	1,306	743
Sales and marketing	5,102	4,313	17,420	16,820
General and administrative	741	1,022	4,981	3,227
Depreciation and amortization	339	308	1,321	663
(Loss) income from operations	(144)	744	1,545	780
Other expense, net	109	19	172	11
Income tax benefit	389	39	251	25
Net income	$136	$764	$1,624	$794
Earnings per common share
Basic	$0.01	$0.05	$0.10	$0.06
Diluted	$0.01	$0.05	$0.09	$0.05
Weighted average common and common equivalent shares outstanding
Basic	15,790	15,128	15,730	13,961
Diluted	16,726	16,437	17,132	15,110

	December 31, 2002	December 31, 2001
BALANCE SHEET DATA:
Cash and cash equivalents
(including restricted cash)	$2,907	$2,111
Total assets	12,574	11,214
Deferred revenue	3,081	2,193
Debt (excluding capital leases)	504	2,025
Stockholders’ equity	5,286	3,613

CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@eDiets.com